Exhibit 99(4)
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of HMS Income Fund, Inc, a corporation organized under the laws of the state of Maryland (the “Corporation”), hereby constitutes and appoints Sherri W. Schugart and Ryan T. Sims, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents for him and on his behalf and in his name, place and stead, in all cases with full power of substitution and resubstitution, in any hand and all capacities, to sign, execute and affix his seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) this registration statement or any other appropriate form and all amendments or supplements (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed with respect thereto, and grants to each of them full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully and to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned director has hereunto set his hand and seal, as of the date specified.

/s/ Curtis L. Hartman
Curtis L. Hartman

Date:	March 17, 2014